UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2008

RIVIERA HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-21430	88-0296885
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Las Vegas Boulevard Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 794-9237

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 19, 2008, Riviera Holdings Corporation (the “Company”) entered into a separate agreement with each of Plainfield Special Situations Master Fund Limited and Desert Rock Enterprises LLC (each, an “Investor”) relating, among other things, to the acquisition (“Acquisition”) of the Company’s common stock by each Investor from time to time from the Company or from a seller or sellers other than the Company.  The Company has no plans at the present time to issue and sell any shares of its common stock to either Investor.  The principal terms of each such agreement are substantially identical.

The principal terms of each agreement provides for, among other things, (a) that the Board of Directors (the “Board”) of the Company has, in connection with the Acquisition, (i) waived, in accordance with subsection 7(g) of Article III of the Company’s Articles of Incorporation (the “Articles”), the voting limitation set forth in subsection 7(b) of Article III of the Articles with respect to each Investor and its affiliates and related entities (collectively, the “Investor Group”), and (ii) approved the Acquisition in accordance with the provisions of subsection 78.438(1) of Title 7 of the Nevada Revised Statutes, (b) each Investor Group’s agreement not to directly or indirectly acquire any of the Company’s common stock, or otherwise become part of a group, if immediately after giving effect to such acquisition or group formation, the Investor Group, or any group of which it is a part, would have beneficial ownership of the Company’s common stock in excess of fifteen percent (15%) of the outstanding common stock, unless specifically approved in writing by the Board, subject to certain limited exceptions, (c) each Investor’s agreement to a standstill period (which ends on the first date to occur of: (i) the day following the completion of the Company’s 2010 regular annual meeting of stockholders, (ii) September 1, 2010 and (iii) the ending of any period during which any other investor is subject to a similar standstill) during which time it will not take certain actions involving the Company including without limitation to solicit proxies or become a participant in a proxy solicitation with respect to Company securities or submit a proposal or offer involving a merger, business combination, acquisition tender or other similar type transaction, except under certain limited circumstances, (d) each Investor’s agreement not to vote any securities it holds in excess of the amount permitted to be purchased pursuant to clause (b) above, and (e) each Investor to seek to obtain any approvals that may be required from the Nevada and Colorado gaming authorities in connection with the Acquisition.

A copy of each of the above-described agreements with each Investor is attached hereto as Exhibit 10.1 and Exhibit 10.02, respectively, and are incorporated by reference herein.

Item 3.03. Material Modification to Rights of Security Holders.

Effective November 19, 2008, the Board has, in connection with the Acquisition, (i) waived, in accordance with subsection 7(g) of Article III of the Articles, the voting limitation set forth in subsection 7(b) of Article III of the Articles with respect to each Investor Group, and (ii) approved the Acquisition in accordance with the provisions of subsection 78.438(1) of Title 7 of the Nevada Revised Statutes.  Please see Item 1.01 of this Form 8-K for a description of the Acquisition and the agreements relating to this waiver and approval.

Item 8.01.                                Other Events.

On November 19, 2008, the Company issued a press release regarding the agreements described in Item 1.01 of this Current Report on Form 8-K.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.                                Financial Statements and Exhibits.

(c)           Exhibits

Exhibit No.	Exhibits

10.1	Agreement dated as of November 19, 2008 by and between Riviera Holdings Corporation and Plainfield Special Situations Master Fund Limited.

10.2	Agreement dated as of November 19, 2008 by and between Riviera Holdings Corporation and Desert Rock Enterprises LLC.

99.1	Press Release dated November 19, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2008	RIVIERA HOLDINGS CORPORATION

	By:	/s/ Phillip B. Simons
Phillip B. Simons
Treasurer and Chief Financial Officer